Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Olin Announces Second Quarter 2022 Results and $2 Billion Share Repurchase Program

Highlights

•Second quarter 2022 net income of $422.1 million, or $2.76 per diluted share
•Record quarterly adjusted EBITDA of $727.3 million
•Share repurchases of $426.5 million in second quarter 2022
•Expect 2022 adjusted EBITDA to be $2.5 billion to $2.7 billion

Clayton, MO, July 28, 2022 – Olin Corporation (NYSE: OLN) announced financial results for the second quarter ended June 30, 2022. Olin also announced that its Board of Directors approved a new $2.0 billion share repurchase program ("2022 Share Repurchase Program").

Second quarter 2022 reported net income was $422.1 million, or $2.76 per diluted share, which compares to second quarter 2021 reported net income of $355.8 million, or $2.17 per diluted share. Second quarter 2022 adjusted EBITDA of $727.3 million excludes depreciation and amortization expense of $148.8 million and restructuring charges of $3.6 million. Second quarter 2021 adjusted EBITDA was $559.2 million. Sales in the second quarter 2022 were $2,616.1 million compared to $2,221.3 million in the second quarter 2021.

Scott Sutton, Chairman, President, and Chief Executive Officer, said, “Our second quarter record adjusted EBITDA performance continued to prove how our model can adapt in real-time to emphasize ‘value first’ versus a volume maximization approach. Our Chemical businesses have been increasingly challenged by the weakening economic environment, in particular chlorine derivatives such as epoxy resin and ethylene dichloride. Our team reduced operating rates and increased product purchases; thereby, refraining from selling incremental volume into poor-quality markets.

“With a recessionary economic environment continuing to unfold in third quarter 2022, we look forward to demonstrating how our winning model should dampen the impact of deeply cyclical behaviors that have historically undermined our earnings. We expect our third quarter 2022 Chemicals businesses results to be lower than second quarter 2022, due to purposeful lower participation in chlorine derivative markets and operating at lower rates combined with sequentially higher raw material and operating costs, mainly increased natural gas and electrical power costs. We expect Winchester third quarter results to be lower than second quarter 2022 levels because of higher commodity and other materials costs. Overall, we expect Olin’s third quarter 2022 adjusted EBITDA to decline approximately 15% from second quarter 2022 levels.

“During the first half of 2022, we repurchased approximately 8% of shares outstanding for $689.7 million from cash flow, while maintaining our net debt levels. Additionally, the new $2 billion share repurchase program reflects our Board of Directors’ confidence in Olin’s future earnings and cash flow generation. With our solid balance sheet and strong cash flow, we are well positioned to execute on this attractive opportunity to invest in Olin.”

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the second quarter 2022 were $1,403.5 million compared to $967.3 million in the second quarter 2021. The increase in Chlor Alkali Products and Vinyls sales was primarily due to higher pricing, partially offset by lower volumes. Second quarter 2022 segment earnings were $346.5 million compared to $168.9 million in the second quarter 2021. The $177.6 million increase in segment earnings was primarily due to higher pricing across all products. The segment earnings also reflected lower volumes and higher raw material and operating costs, mainly increased natural gas and electrical power costs. Chlor Alkali Products and Vinyls second quarter 2022 results included depreciation and amortization expense of $120.4 million compared to $114.5 million in the second quarter 2021.

EPOXY

Epoxy sales for the second quarter 2022 were $772.7 million compared to $850.0 million in the second quarter 2021. The decrease in Epoxy sales was primarily due to lower volumes, partially offset by higher pricing. Second quarter 2022 segment earnings were $139.9 million compared to $165.3 million in the second quarter 2021. The $25.4 million decrease in Epoxy segment earnings was primarily due to lower volumes and higher operating costs, mainly increased natural gas and electrical power costs, partially offset by higher product margins, as higher pricing was partially offset by higher benzene and propylene raw material costs. Epoxy second quarter 2022 results included depreciation and amortization expense of $20.4 million compared to $20.3 million in the second quarter 2021.

WINCHESTER

Winchester sales for the second quarter 2022 were $439.9 million compared to $404.0 million in the second quarter 2021. The increase in Winchester sales was primarily due to higher commercial ammunition pricing. Second quarter 2022 segment earnings were $119.3 million compared to $109.9 million in the second quarter

2021. The $9.4 million increase in segment earnings was primarily due to higher commercial ammunition pricing which was partially offset by higher commodity and other materials costs. Winchester second quarter 2022 results included depreciation and amortization expense of $5.9 million compared to $5.5 million in the second quarter 2021.

CORPORATE AND OTHER COSTS

Other corporate and unallocated costs in the second quarter of 2022 increased $4.1 million compared to the second quarter 2021 primarily due to unfavorable foreign currency impacts and higher legal fees, partially offset by lower incentive costs, which includes mark-to-market adjustments on stock-based compensation.

LIQUIDITY AND SHARE REPURCHASES

The cash balance on June 30, 2022, was $304.6 million and we ended the quarter with net debt of approximately $2.5 billion and a net debt to adjusted EBITDA ratio of 0.9 times.

Under the new $2 billion 2022 Share Repurchase Program, shares of the Company's common stock may be repurchased periodically, including in the open market or privately negotiated transactions. The actual timing, manner, number, and value of shares repurchased under the program will be determined by management at its discretion and will depend on a number of factors, including the market price of Olin's common stock, general market and economic conditions, applicable requirements, and other business considerations. The 2022 Share Repurchase Program has no time limit and does not obligate the Company to acquire any particular amount of shares of the Company’s common stock.

During second quarter 2022, approximately 7.4 million shares of common stock were repurchased at a cost of $426.5 million. During first half 2022, approximately 12.6 million shares of common stock were repurchased at a cost of $689.7 million. For the full year 2021, Olin repurchased approximately 4.7 million shares of common stock at a cost of $251.9 million. On June 30, 2022, the Company had remaining authorization to repurchase approximately $362.5 million of the Company's common stock under its existing stock repurchase plan approved in November 2021 (the "2021 Share Repurchase Program"). The authorization remaining available under the 2021 Share Repurchase Program is not affected by the authorization of the 2022 Share Repurchase Program.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss second quarter 2022 financial results at 9:00 a.m. Eastern time on Friday, July 29, 2022. Remarks will be followed by a question and answer session. Associated slides, which will be available the evening before the call, and the conference call will be accessible via webcast through Olin’s website, www.olin.com, under the second quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the next business day.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "outlook," "project," "estimate," "forecast," "optimistic," “target,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s intent to repurchase, from time to time, the Company’s common stock. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2021, and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:

Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices for our products and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful execution of our strategic operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•failure to control costs and inflation impacts or failure to achieve targeted cost reductions;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•higher-than-expected raw material, energy, transportation, and/or logistics costs;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions, production hazards and weather-related events;
•the failure or an interruption of our information technology systems;
•failure to identify, attract, develop, retain and motivate qualified employees throughout the organization;
•our inability to complete future acquisitions or successfully integrate them into our business;
•our substantial amount of indebtedness and significant debt service obligations;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•the negative impact from the COVID-19 pandemic and the global response to the pandemic, including without limitation adverse impacts in complying with governmental mandates;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in, and funding of, our pension plans;
•our long-range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks
•changes in, or failure to comply with, legislation or government regulations or policies, including changes regarding our ability to manufacture or use certain products and changes within the international markets in which we operate;
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•unexpected outcomes from legal or regulatory claims and proceedings;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•various risks associated with our Lake City U.S. Army Ammunition Plant contract and performance under other governmental contracts; and
•failure to effectively manage environmental, social and governance (ESG) issues and related regulations, including climate change and sustainability.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2022-13

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2022	2021	2022	2021
Sales	$2,616.1	$2,221.3	$5,077.5	$4,140.1
Operating Expenses:
Cost of Goods Sold	1,951.4	1,712.2	3,758.9	3,136.0
Selling and Administration	99.0	100.6	203.3	207.5
Restructuring Charges	3.6	14.0	6.7	20.9
Other Operating Income	3.3	0.5	3.3	0.5
Operating Income	565.4	395.0	1,111.9	776.2
Interest Expense(b)	34.5	65.9	67.4	150.4
Interest Income	0.3	—	0.7	0.1
Non-operating Pension Income	9.5	8.2	19.1	17.5
Income before Taxes	540.7	337.3	1,064.3	643.4
Income Tax Provision (Benefit)(c)	118.6	(18.5)	249.2	44.0
Net Income	$422.1	$355.8	$815.1	$599.4
Net Income Per Common Share:
Basic	$2.83	$2.23	$5.37	$3.77
Diluted	$2.76	$2.17	$5.24	$3.69
Dividends Per Common Share	$0.20	$0.20	$0.40	$0.40
Average Common Shares Outstanding - Basic	149.2	159.9	151.9	159.2
Average Common Shares Outstanding - Diluted	152.8	163.8	155.6	162.3

(a)Unaudited.
(b)Interest expense for the three and six months ended June 30, 2021 included a loss on extinguishment of debt of $15.4 million and $38.9 million, respectively, which includes bond redemption premiums, write-off of deferred debt issuance costs and recognition of deferred fair value interest rate swap losses associated with the optional prepayment of existing debt.
(c)Income tax provision (benefit) for both the three and six months ended June 30, 2021 included a benefit of $82.8 million primarily associated with the release of the valuation allowance related to deferred tax assets of our German operations.

Olin Corporation
Segment Information(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2022	2021	2022	2021
Sales:
Chlor Alkali Products and Vinyls	$1,403.5	$967.3	$2,648.7	$1,834.3
Epoxy	772.7	850.0	1,562.2	1,512.6
Winchester	439.9	404.0	866.6	793.2
Total Sales	$2,616.1	$2,221.3	$5,077.5	$4,140.1
Income before Taxes:
Chlor Alkali Products and Vinyls	$346.5	$168.9	$675.1	$440.0
Epoxy	139.9	165.3	277.9	230.5
Winchester	119.3	109.9	238.2	195.0
Corporate/Other:
Environmental Expense(b)	(5.0)	(4.7)	(10.6)	(5.0)
Other Corporate and Unallocated Costs	(35.0)	(30.9)	(65.3)	(63.9)
Restructuring Charges	(3.6)	(14.0)	(6.7)	(20.9)
Other Operating Income	3.3	0.5	3.3	0.5
Interest Expense(c)	(34.5)	(65.9)	(67.4)	(150.4)
Interest Income	0.3	—	0.7	0.1
Non-operating Pension Income	9.5	8.2	19.1	17.5
Income before Taxes	$540.7	$337.3	$1,064.3	$643.4

(a)Unaudited.
(b)Environmental expense for the six months ended June 30, 2021 included $2.2 million of insurance recoveries for costs incurred and expensed in prior periods.
(c)Interest expense for the three and six months ended June 30, 2021 included a loss on extinguishment of debt of $15.4 million and $38.9 million, respectively, which includes bond redemption premiums, write-off of deferred debt issuance costs and recognition of deferred fair value interest rate swap losses associated with the optional prepayment of existing debt.

Olin Corporation
Consolidated Balance Sheets(a)

	June 30,	December 31,	June 30,
(In millions, except per share data)	2022	2021	2021
Assets:
Cash and Cash Equivalents	$304.6	$180.5	$272.8
Accounts Receivable, Net	1,299.2	1,106.5	1,033.7
Income Taxes Receivable	8.0	0.3	62.4
Inventories, Net	945.7	868.3	736.5
Other Current Assets	109.0	92.7	112.7
Total Current Assets	2,666.5	2,248.3	2,218.1
Property, Plant and Equipment (Less Accumulated Depreciation of $4,217.9, $4,076.5 and $3,893.8)	2,755.0	2,913.6	3,005.6
Operating Lease Assets, Net	360.1	372.4	370.7
Deferred Income Taxes	86.5	99.3	111.0
Other Assets	1,090.0	1,131.8	1,165.9
Intangibles, Net	296.2	331.7	365.7
Goodwill	1,420.9	1,420.6	1,420.2
Total Assets	$8,675.2	$8,517.7	$8,657.2
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$201.1	$201.1	$1.1
Accounts Payable	983.7	847.7	806.3
Income Taxes Payable	112.9	98.4	35.1
Current Operating Lease Liabilities	75.1	76.8	76.9
Accrued Liabilities	483.8	458.1	426.3
Total Current Liabilities	1,856.6	1,682.1	1,345.7
Long-term Debt	2,579.6	2,578.2	3,381.8
Operating Lease Liabilities	292.1	302.0	299.8
Accrued Pension Liability	322.6	381.9	683.2
Deferred Income Taxes	582.1	558.9	521.9
Other Liabilities	346.1	362.4	350.1
Total Liabilities	5,979.1	5,865.5	6,582.5
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share, Authorized 240.0 Shares: Issued and Outstanding 145.1 Shares (156.8 and 160.5 in 2021)	145.1	156.8	160.5
Additional Paid-in Capital	1,318.5	1,969.6	2,187.9
Accumulated Other Comprehensive Loss	(535.5)	(488.0)	(654.3)
Retained Earnings	1,768.0	1,013.8	380.6
Total Shareholders’ Equity	2,696.1	2,652.2	2,074.7
Total Liabilities and Shareholders’ Equity	$8,675.2	$8,517.7	$8,657.2

(a)Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Six Months Ended June 30,
(In millions)	2022	2021
Operating Activities:
Net Income	$815.1	$599.4
Loss on Debt Extinguishment	—	38.9
Stock-based Compensation	6.3	1.3
Depreciation and Amortization	300.5	287.2
Deferred Income Taxes	31.9	(26.8)
Qualified Pension Plan Contributions	(0.8)	(0.6)
Qualified Pension Plan Income	(16.3)	(13.7)
Changes in:
Receivables	(228.5)	(274.5)
Income Taxes Receivable/Payable	12.8	(22.6)
Inventories	(90.4)	(67.6)
Other Current Assets	(16.1)	12.0
Accounts Payable and Accrued Liabilities	138.6	143.6
Other Assets	2.5	(2.5)
Other Noncurrent Liabilities	0.7	32.2
Other Operating Activities	2.9	1.3
Net Operating Activities	959.2	707.6
Investing Activities:
Capital Expenditures	(103.9)	(86.4)
Net Investing Activities	(103.9)	(86.4)
Financing Activities:
Long-term Debt Repayments, Net	(0.5)	(490.2)
Debt Early Redemption Premiums	—	(31.0)
Common Stock Repurchased and Retired	(689.7)	—
Stock Options Exercised	20.9	50.2
Dividends Paid	(60.9)	(63.7)
Debt Issuance Costs	—	(3.1)
Net Financing Activities	(730.2)	(537.8)
Net Increase in Cash and Cash Equivalents	125.1	83.4
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1.0)	(0.3)
Cash and Cash Equivalents, Beginning of Year	180.5	189.7
Cash and Cash Equivalents, End of Period	$304.6	$272.8

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, goodwill impairment charges and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax expense (benefit), other expense (income) and restructuring charges. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2022	2021	2022	2021
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$422.1	$355.8	$815.1	$599.4
Add Back:
Interest Expense	34.5	65.9	67.4	150.4
Interest Income	(0.3)	—	(0.7)	(0.1)
Income Tax Provision (Benefit)	118.6	(18.5)	249.2	44.0
Depreciation and Amortization	148.8	142.0	300.5	287.2
EBITDA	723.7	545.2	1,431.5	1,080.9
Add Back:
Restructuring Charges	3.6	14.0	6.7	20.9
Environmental Recoveries(b)	—	—	—	(2.2)
Adjusted EBITDA	$727.3	$559.2	$1,438.2	$1,099.6

(a)Unaudited.
(b)Environmental recoveries for the six months ended June 30, 2021 included insurance recoveries for costs incurred and expensed in prior periods.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA(a)

Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt less cash and cash equivalents. Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, goodwill impairment charges and certain other non-recurring items. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	June 30,	December 31,	June 30,
(In millions)	2022	2021	2021
Current Installments of Long-term Debt	$201.1	$201.1	$1.1
Long-term Debt	2,579.6	2,578.2	3,381.8
Total Debt	2,780.7	2,779.3	3,382.9
Less: Cash and Cash Equivalents	(304.6)	(180.5)	(272.8)
Net Debt	$2,476.1	$2,598.8	$3,110.1

Trailing Twelve Months Adjusted EBITDA(b)	$2,831.9	$2,493.3	$1,541.3

Net Debt to Adjusted EBITDA	0.9	1.0	2.0

(a)Unaudited.
(b)Trailing Twelve Months Adjusted EBITDA as of June 30, 2022 is calculated as the six months ended June 30, 2022 plus the year ended December 31, 2021 less the six months ended June 30, 2021. Trailing Twelve Months Adjusted EBITDA as of June 30, 2021 is calculated as the six months ended June 30, 2021 plus the year ended December 31, 2020 less the six months ended June 30, 2020.